Exhibit 10.4

Agreement Between

SSB SOLUTIONS BERHAD,

And

SMARTAG INTERNATIONAL, INC.,

for the:

(1)	GRANT OF THE EXCLUSIVE USAGE OF SMARTWARE, TRACEABILITY PLATFORM AND NETWORK IN NORTH AMERICA TO SMARTAG INTERNATIONAL, INC.; AND
(2)	PROVIDE TECHNICAL SUPPORT AND BUILD RFID INFRASTRUCTURE IN NORTH AMERICA FOR SMARTAG INTERNATIONAL, INC.

THIS AGREEMENT is made this 19th day of September, 2013, between

SMARTAG SOLUTIONS BERHAD, (No: 639421-X), a publicly listed company incorporated in Malaysia and having a place of business at 4808-1-26, CBD Perdana 2, Persiaran Perdana, 63000 Cyberjaya Selangor, Malaysia. (“SSB”), of the first part

And

SMARTAG INTERNATIONAL INC., a Nevada corporation (I.R.S. Employer Identification No. 81-0554149) having a place of business at 1328 West Balboa Boulevard, Suite C, Newport Beach, CA 92661 (the “Company”) of the second part (the “Agreement”)

WHEREAS,

(A)	SSB is a leading track and trace solutions provider in the Asia that utilizes, amongst other things, Radio Frequency Identification (RFID) and other innovative technologies to provide the latest state-of-the-art online and mobile traceability solutions to enable users to trace multiple platforms across borders owned by different companies or parties linked together into one ubiquitous system using common RFID standards. SSB has in fact developed and patented SMARTRACK, a software engine, which is one of the first Electronic Product Code Information Systems (EPCIS) outside of the USA certified by MET Laboratories Inc. on behalf of Global Services 1 or GS1 International, the world’s governing body for Bar Code and RFID coding standards. Using SMARTRACK, SSB has become the leader in the Far East in terms of container E-seal tracking as well as food traceability for suppliers, exporters freight forwarders, shippers as well as customs organizations to facilitate trading between borders or free trade zones in the Far East.
(B)	SSB is currently also the “parent company” of the Company whereby the former currently holds 10 million ordinary shares which amounts to approximately 94% of the entire paid up capital in the Company. Collectively, SSB and the Company are referred to as the Parties.
(C)	SSB will provide the Company with the technical expertise in terms of technology transfer for the above stated services together with the implementation of all subsequent EPCIS related services and track and trace solutions for the Company whereby the two Parties are agreeable to combine the usage of SSB’s EPCIS SMARTRCK solutions and other software/middleware capability with the Company’s plans and objectives to build a network of the Company platforms which will enable amongst other things track and trace EPCIS protocol for its members, subscribers and end-users within North America as well as to link it to SSB’s existing traceability network in China, Malaysia, Taiwan, New Zealand , Indonesia and Saudi Arabia.
(D)	This Agreement sets out the terms and conditions under which the Parties will determine and record the financial, managerial, administrative responsibilities and other arrangements agreed between the Parties in relation to their participation and obligations in the Company and the manner in which the affairs of the Company will be regulated.

NOW, THEREFORE, the Company and SSB agree that this Agreement accurately and completely reflects the foregoing and that it shall be deemed executed as of the date hereof.

1.1.	Definitions
1.1.1.	“Software” means any software including any of SSB’s own middleware, Smartware and EPCIS engines or solutions.
1.1.2.“SMARTRACK”	means the software engine developed by SSB which has been certified by MET Laboratories Inc. on behalf of GS1 International and is one of the first certified Electronic Product Code Information System (EPCIS) which has complied with all 9 conformance testing requirements as required in the EPCIS system.
2.	Exclusivity to use and redistribute SMARTRACK
2.1.	For the sum of United States Dollars Two Hundred Thousand (US$200,000/-) (“Licensing Fee”) only SSB hereby agrees to grant the Company the exclusive rights to use, modify and further enhance and develop SSB’s SMARTRACK software engine for any project handled or sponsored by the Company and hereby designates the Company in perpetuity from the date hereof to redistribute, outsource or further enhance the SMARTRACK engine for any projects, whether within North America or even between North America and any other country in the world provide however that the traceability project is sponsored by the Company.
2.2.	The Licensing Fee shall be made within three months from the date of invoice from SSB to the Company after the completion and handing over to the Company of the server with the SMARTRACK engine together with the installation and commissioning of the Company’s new website before the end of September 2013. Any delay in payment after three months shall incur an interest at market rate and in any event shall not be delayed beyond end of March 2014.
2.3.	Should there be any disputes between SSB and the Company in respect of any common entities or shared networks or solutions, the both sides should try to resolve the disputes amicably failing which any rights relating to usage of SMARTRACK shall automatically revert to whichever Party who has incurred financial costs to build up the project or network with any third Party, but in the event if both Parties has also incurred direct costs, then the entire rights to any financial proceeds from the Intellectual Property for SMARTRACK shall lie in the Party who has incurred the greatest amount of costs.
3.	Provide Technical Support and Build traceability Infrastructure
3.1.	SSB also agrees to develop, install and commission the SMARTRACK in North America at its own costs and place one SSB’s server in a data center in the United States and subsequently develop and install traceability systems for the retail North American market as well as link up SSB’s related solutions and services currently in place with all the certification and/or accreditation as may be required by EPC GS1 Global within two months from the date hereof.

3.2.	SSB also agrees to provide staff training and support as well as develop the Company’s website and traceability portal and link up the Company’s traceability system with the rest of SSB’s worldwide traceability platform.
3.3.	SSB hereby agrees to second at least two staff including the CEO, Yow Lock Sen, who is currently serving as CEO of the Parties to fully determine the extent of technical support as well as staff requirements as may be required to commission the traceability system of the Company within two months from the date hereof.
4.	Confidentiality
4.1.	Project related information and other confidential information which are exchanged between the Parties are to be used solely for the purposes of engaging the installation. commissioning and usage of SSB’s Software for the Company.
4.2.	Both Parties will refrain, without prior authorization in writing, from disclosing to third parties proprietary information which is obtained by that party in confidence from the other party or from a customer and which is not already known to the party making the disclosure, already available to the public, or subsequently acquired from other sources.
4.3.	The content of this clause shall remain in effect even after the termination of this Agreement. Proprietary information includes but is not limited to the Company, SSB, vendors, customers and prospective customers’ information, marketing, business and financial plans, pricing lists and policies, and cost information, procedures of marketing, methods of obtaining customers and/or vendors, proprietary literature and publications including, but not limited to, marketing and technical literature, innovative techniques and other confidential and proprietary information.
5.	Termination
5.1.	Termination of this agreement can only be done by mutual consent from SSB and the Company.
5.2.	If the Company terminates the contract other than for breach by SSB, then SSB shall have no obligation to refund the Company any pre-paid fees minus any fees incurred for work already done in installation and commissioning of SMARTRACK and the traceability infrastructure. However SSB shall reserve the absolute right to obtain any hardware including the server at the Company’s premises upon request to the Company, whereby permission from the Company shall not be unreasonably withheld, without the need for any payment of rental charges whatsoever.
6.	Governing Law
6.1.	This Agreement shall be construed and enforced in accordance with the laws of Malaysia without regard to the principles of conflict of laws.

7.	Duration
7.1.	This Agreement shall remain in force between the Parties regardless of whether SSB continue to hold Shares in the Company.
8.	Force Majeure
8.1.	Neither party shall be liable in any manner for failure or delay in fulfillment of all or part of this document, directly or indirectly owning to any causes or circumstances beyond such party's control, including without limitation, war, hostilities, sanctions, mobilization, blockage, embargo, detention, revolution, riot, looting, lockout, plague or other epidemics, fire or flood.

IN WITNESS WHEREOF the Parties have hereunto set their respective hands the day and year first above written.

Smartag Solutions Bhd

By: /s/ Datuk Hamed Sepawi

Name: Datuk Hamed Sepawi

Title: Chairman

Date: _September 19, 2013_______

Smartag International Inc.

By: /s/ Yow Lock Sen

Name: Yow Lock Sen

Title: President

Date: __September 19, 2013___